UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CIRCUIT CITY STORES, INC.

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CIRCUIT CITY BOARD OF DIRECTORS AUTHORIZES EXPLORATION OF
STRATEGIC ALTERNATIVES TO ENHANCE SHAREHOLDER VALUE

COMPANY AGREES TO ALLOW BLOCKBUSTER AND ICAHN
TO CONDUCT DUE DILIGENCE

Richmond, Va., May 9, 2008 – Circuit City Stores, Inc. (NYSE:CC) announced today that it has retained Goldman Sachs & Co. to assist the company in exploring strategic alternatives to enhance shareholder value. The company noted that at this time the board of directors has not determined to pursue any particular alternative and that it does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until the board has approved a course of action.

The company also confirmed that it received a letter from Blockbuster Inc. (NYSE: BBI) responding to Circuit City’s request for information concerning Blockbuster’s ability to successfully finance its proposal to acquire Circuit City and ability to secure the necessary shareholder approval. The Blockbuster response attached a letter from Carl Icahn, the largest shareholder and a director of Blockbuster. The letter from Mr. Icahn states that, subject to him being satisfied with his due diligence review of Circuit City to be conducted concurrently with Blockbuster, Mr. Icahn and/or entities affiliated with him stand ready to purchase Circuit City if Blockbuster were unable to receive financing or required shareholder approval to do so after satisfactory due diligence, and assuming that required regulatory approvals are obtained.

The company stated that this written commitment answers some of its questions with regard to Blockbuster’s and Mr. Icahn’s previous disclosures and that accordingly it will allow Blockbuster and Icahn to conduct additional due diligence, subject to customary confidentiality arrangements.

Philip J. Schoonover, chairman, president and chief executive officer of Circuit City, commented, “While the Circuit City board has confidence in the company’s ability to successfully implement its turnaround plan and generate shareholder value, we believe that we can best serve the interests of our shareholders by exploring all possible alternatives to enhance shareholder value. Let me be clear that our decision to allow Blockbuster and Carl Icahn to conduct due diligence should not be taken as an indication that the board has completed its review of the Blockbuster proposal, that the board has taken a position on the company’s value or that it has settled upon a particular strategic course of action.”

Circuit City, in a separate news release, also today announced that it has reached an agreement with shareholder Wattles Capital Management, LLC (“WCM”) regarding board representation that will avert a proxy contest. WCM has encouraged and fully supports the exploration of strategic alternatives that the board has commenced.

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About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. At February 29, the domestic segment operated 682 Superstores and 11 other locations in 158 U.S. media markets. At February 29, the international segment operated through 779 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

This communication may be deemed to be solicitation material in respect of Circuit City's solicitation of proxies in connection with its 2008 Annual Meeting of Shareholders. Circuit City and its directors and executive officers may be deemed to be participants in such solicitation of proxies. Information regarding the special interests of these directors and executive officers in such solicitation of proxies will be included in any proxy statement filed by Circuit City in connection with the 2008 Annual Meeting of Shareholders. In addition, Circuit City files annual, quarterly and special reports, proxy and information statements, and other information with the Securities and Exchange Commission (SEC). These documents are available free of charge at the SEC’s Web site at www.sec.gov or from Circuit City at http://investor.circuitcity.com. Investors should read any proxy statement filed in connection with the 2008 Annual Meeting of Shareholders carefully when it becomes available before making any voting or investment decision.

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